Exhibit 99.2
                            Paragon Homefunding, Inc.
                        (A Development Stage Company that
                 merged with PlanetRx.com, Inc. on May 31, 2002)
                             Condensed Balance Sheet
               (Unaudited, in thousands, except per share amounts)
                                                                     March 31,
                                                                      2002
                                                            ------------------
ASSETS
Current assets:
      Cash and cash equivalents                             $             175
                                                            ------------------

         Total current assets                                             175

      Property and equipment, net                                           2
                                                            ------------------
         Total Assets                                       $             177
                                                            ==================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                      $             103
      Accrued salaries and related benefits                               268
                                                             -----------------

         Total liabilities                                                371


      Commitments and contingencies (Note 6)

Stockholders' equity:
      Common Stock                                                          5
      Additional paid-in capital                                          773
      Subscriptions receivable                                  (           2  )
      Deficit accumulated during development stage              (         585  )
      Deferred compensation                                     (         385  )
                                                            -------------------

         Total stockholders' equity                             (         194  )
                                                            -------------------


         Total Liabilities and Stockholders' equity         $             177
                                                            ===================


   The accompanying notes are an integral part of these financial statements.



                            Paragon Homefunding, Inc.
                        (A Development Stage Company that
                 merged with PlanetRx.com, Inc. on May 31, 2002)
                        Condensed Statement of Operations
               (Unaudited, in thousands, except per share amounts)

                                                             Three Months Ended            Period from August 3,
                                                                   March 31,                  2001 (inception) to
                                                                                                     March 31,
                                                                     2002                           2002
                                                             ------------------     --------------------------


Net revenue                                                  $         --              $              --


Operating expenses:
         Salaries, wages and related benefits                          114                            268
         Professional fees                                              53                             78
         Non cash stock compensation                                   215                            215
         General and administrative                                      7                             24
                                                             ---------------------     --------------------


                Total operating expenses                               389                            585

                                                             ---------------------     ---------------------
Net loss available to common shareholders                    $   (     389  )      $  (               585  )
                                                             ======================    ======================


Basic and diluted net loss per share                         $   (     0.01  )
                                                             ======================


Weighted average shares used to compute basic and
diluted net loss per share                                           35,310
                                                             =======================



   The accompanying notes are an integral part of these financial statements.




                            Paragon Homefunding, Inc.
                        (A Development Stage Company that
                 merged with PlanetRx.com, Inc. on May 31, 2002)
                        Condensed Statement of Cash Flows
                            (Unaudited, in thousands)

                                                                                                  Period from August 3,
                                                                        Three Months Ended         2001 (inception) to
                                                                             March 31,                  March 31,
                                                                               2002                        2002
                                                                      ------------------------    ----------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                                         $  (            389  )     $    (           585 )

         Non cash stock compensation                                                   215                         215
         Changes in assets and liabilities:
                  Accounts payable                                                      60                         102
                  Accrued salaries and related benefits                                114                         268
                                                                       --------------------        --------------------


         Net cash used in operating activities                                          --                          --

CASH FLOWS USED IN INVESTING ACTIVITIES:
      Purchase of property and equipment                                  (              2  )        (               2  )

CASH FLOWS FROM FINANCING ACTIVITIES:
      Net proceeds from issuance of common stock                                       177                         177
                                                                       --------------------         --------------------

Increase in cash and cash equivalents                                                  175                         175
Cash and cash equivalents at beginning of period                                        --                          --
                                                                       --------------------         --------------------

Cash and cash equivalents at end of period                             $               175                         175
                                                                       ====================         ====================



   The accompanying notes are an integral part of these financial statements.

                            Paragon Homefunding, Inc.
                        (A Development Stage Company that
                 merged with PlanetRx.com, Inc. on May 31, 2002)
                     Notes to Condensed Financial Statements
               (Unaudited, in thousands, except per share amounts)

1.       The Company and Basis of Presentation

The Company

Paragon Homefunding, Inc., ("Paragon"), is a Delaware corporation incorporated in August 2001. Paragon is a privately held, development stage company headquartered in Ponte Vedra Beach, Florida, that intends to enter the financial services market through acquisitions. As of March 31, 2002 the Company had no revenues. The Company has generated losses since its inception and has placed substantial reliance on raising capital in order to meet its obligations as they become due. These financial statements have been prepared in accordance with Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," to recognize the fact that the Company is devoting substantially all of its efforts to establishing a new business and planned principal operations have not commenced.

The accompanying unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments, which, in the opinion of management, are necessary for the fair statement of the results of operations for the periods shown. The results of operations for such periods are not necessarily indicative of the results to be expected for the full fiscal year or any future period. The information included in this Form 10-Q should be read in conjunction with the 2001 audited financial statements and notes thereto included herewith.

2.       Net Loss per Share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of common shares and common equivalent shares if dilutive. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method), and the common shares outstanding subject to repurchase. The periods presented below exclude common equivalent shares, as the effect of such shares on a weighted average basis is anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                                             Three Months Ended
                                                                  March 31,
                                                                    2002
                                                              ------------------

Numerator: Net loss available to common shareholders          $   (      389  )

Denominator: Weighted average common shares                           35,310
                                                              ------------------
Basic and diluted net loss per share                          $   (      0.01  )
                                                              ==================

3.       Accrued Salaries, Benefits and related

The Company has entered into employment agreements with its executive officers. All executive officers have elected to defer receipt of the salaries, benefits and other items due them pursuant to such contracts until the Company acquires sufficient operating capital through the acquisition of operating companies or fundraising or both. At March 31, 2002 the Company had accrued $268 pursuant to these contracts.

4.       Stockholders' Equity

The Company has been seeking capital through the sale of its common stock. During February and March of 2002 the Company sold 4,793 shares of common stock for approximately $175 to private investors.

In March 2002 the Company and the founding shareholders issued 16,432 shares of restricted and unrestricted common stock to its Chief Executive Officer, John W. Brink in connection with his employment agreement. As a result of the issuance of 5,477 shares of unrestricted stock the Company recorded $200 of non-cash stock compensation in March 2002. Of the restricted shares, 8,216 were to vest over time with the value of the stock award amortized over the appropriate vesting period. The remaining 2,739 restricted shares were to vest upon the Company's initial acquisition, with a compensation charge recorded based on the market value of the stock at the time of the acquisition. The restricted shares have been recorded as issued and outstanding at March 31, 2002 and $400 of deferred compensation has been recorded in stockholders' equity.

On July 16, 2002 Mr. Brink resigned as Chief Executive Officer of the Company. In connection with his resignation he rescinded and cancelled the above mentioned stock grant, as well as all stock options that he had been granted. Pursuant to the terms of the merger agreement, the shares given to Mr. Brink by the founding shareholders were returned to them and the remaining shares were reallocated to the shareholders that existed at the time of the merger described below.

5.       Subsequent Events

On May 31, 2002 PlanetRx.com ("PlanetRx" or the "Company"), a public shell company, merged with Paragon Homefunding, Inc. For accounting purposes, the transaction has been treated as a recapitalization of Paragon with Paragon viewed as the acquirer in a reverse acquisition. As a result, historical stockholders' equity of Paragon prior to the merger has been retroactively restated for the equivalent number of shares received in the merger by Paragon after giving effect to the difference in par value of the PlanetRx's and Paragon's stock with the difference recorded as paid-in capital. PlanetRx was incorporated in Delaware on March 31, 1995 and operated as an online healthcare destination for commerce, content and community. The Company closed its online health store in March 2001 and shortly thereafter began the process of liquidating and dissolving the Company. The merger with Paragon completed this process.

Pursuant to the merger, a wholly-owned subsidiary of the Company merged with and into Paragon, and the Company issued approximately 55,561 shares of common stock to the Paragon stockholders equaling 90% of the total outstanding shares of the Company's common stock immediately after the merger. As a result, the then existing stockholders of the Company saw their ownership stake reduced from 100% to 10% of the outstanding common stock. As a result of the merger, Paragon also assumed approximately $61 of PlanetRx's accrued liabilities for legal services. There could be further dilution of this interest following the merger in the event that the Company issues additional shares of common stock. Paragon's management has assumed control of the Company. Paragon has no operating history and we give no assurance when or if we will ever commence operations. Thus, our ability to continue to exist will depend on a number of factors, including the ability secure adequate sources of capital as well as locating and funding acquisitions of suitable companies.

In September 2002 the Company entered into a non-binding letter of intent to acquire a company in the financial services field. The proposed transaction contemplates, among other things, that PlanetRx will issue approximately 53,000 unregistered shares of common stock, to the seller. The Company is currently negotiating the terms of definitive agreements and determining the ultimate structure of , and consideration in, the transaction, and cannot assure that this transaction will be entered into or closed.

6.       Commitments and Contingencies

On March 27, 2001, SDR Investors, LP filed a lawsuit against PlanetRx, certain underwriters of the Company's initial public offering in October 1999 (the "IPO"), and certain former and current directors of the Company. Named as additional defendants in the suit, which was filed in the United States District Court for the Southern District of New York, are The Goldman Sachs Group, Inc., BancBoston Robertson Stephens, Inc., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, and Salomon Smith Barney, Inc., each of which was an underwriter of the IPO; William J. Razzouk and Christos M. Cotsakos, who are former directors of the Company; and David M. Beirne and Michael Moritz, who were current directors of the Company at the time the complaint was filed, but are now former directors of the company. Between April 19, 2001 and May 4, 2001, five virtually identical additional complaints were filed. One of the additional complaints also names as defendants Hambrecht & Quist LLC, William Blair & Co. LLC, Bear Stearns & Co., Inc., additional underwriters of the IPO, Morgan Stanley Dean Witter & Co. Incorporated and Credit Suisse First Boston Corp., which were not underwriters of the IPO, and Steve Valenzuela, a former officer of the Company. The suits generally allege that the defendants violated federal securities laws by not disclosing certain actions allegedly taken by the underwriter defendants in connection with the IPO. The suits allege specifically that the underwriter defendants, in exchange for the allocation to their customers of shares of the Company's common stock sold in the IPO, solicited and received from their customers undisclosed commissions on transactions in other securities and required their customers to purchase additional shares of the Company's common stock in the aftermarket at pre-determined prices that were above the IPO price. The suits seek unspecified monetary damages and certification of a plaintiff class consisting of all persons who acquired shares of the Company's common stock between October 6, 1999, and March 24, 2001. The complaints have been consolidated into a single action, which is being coordinated with several hundred other nearly identical actions filed against other companies before one judge in the U.S. District Court for the Southern District of New York. No date has been set for any response to the complaint. As of the date hereof, the Company is unable to predict the outcome of the suit and its ultimate effect, if any, on the Company's financial condition, results of operations, or cash flows.

On June 19, 2001, vTraction, Inc. filed a complaint for breach of contract in the Chancery Court of Tennessee for the Thirtieth Judicial District at Memphis alleging that the Company entered into an oral agreement with vTraction to sell certain equipment and later reneged, and claiming damages in an amount including, but not limited to, the difference between the price agreed to in the alleged oral contract and the market price of the equipment. The Company has filed an answer asserting the affirmative defenses of failure of consideration and statute of frauds and denying the existence of an oral contract. As of the date hereof, the Company is unable to predict the outcome of the suit and its ultimate effect, if any, on the Company's financial condition, results of opeartions, or cash flows.